SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                             ----------------------

                                    FORM 8-K

                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                                  June 4, 1997


                 SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)

                  0-26694                    93-0945003
           (Commission file number) (IRS employer identification no.)

         655 East Medical Drive, Bountiful, Utah              84010
         (Address of principal executive offices)          (Zip code)


                                 (801) 298-3360
              (Registrant's telephone number, including area code)



                   This document contains a total of 23 pages.



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Item 5. Other Events


         Specialized Health Products International, Inc., through its operating subsidiary, Specialized Health Products, Inc., has entered into an exclusive license agreement (the "License Agreement") with Becton Dickinson and Company ("BD") relating to a single application of the Company's ExtreSafe(TM) safety needle withdrawal technology (the "Technology"). The License Agreement requires BD to make payments to the Company of $1.75 million on or before June 26, 1997, $250,000 in October 1997 and $2 million upon the earlier of the date of the first sales of products utilizing the Technology by BD or April 5, 1998. Of said payments, $3.75 million represents prepaid royalties. In addition, beginning in BD's fiscal year 2002, BD is required to pay minimum royalties in order to maintain exclusive rights under the License Agreement. The Company is not required to license any future, unrelated Technology to BD or contribute toward development costs of BD's products that will utilize the Technology.

         The Agreement presents certain additional risks to the Company. These include, among other things (i) reliance on BD for the sale of products utilizing the Technology, and therefore reliance on BD's marketing ability, marketing plans and credit-worthiness; (ii) goodwill associated with the products utilizing the Technology may inure to the benefit of BD rather than the Company; and (iii) reliance on BD to complete development of its products utilizing the Technology.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

         a.    Financial Statements of Businesses Acquired.

                  Not applicable.

         b.    Pro Forma Financial Information.

                  Not applicable.

         c.    Exhibits.

      Number                                 Description

       10.1 License Agreement, effective date of May 27, 1997, by and among Specialized Health Products International, Inc. and Becton Dickinson and Company (certain portions of the agreement were omitted from the exhibit pursuant to a request for confidential treatment).

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                          SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.



Date: June 9, 1997        By /s/ David A. Robinson
                          ----------------------------------------------
                            David A. Robinson
                            President, Chief Executive Officer and Director


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